Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for First Quarter 2018

EVANSTON, Ill., March 1, 2018 — Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Financial Highlights

•	Total investment income of $17.1 million

•	Net investment income of $7.7 million, or $0.31 per share

•	Adjusted net investment income of $8.6 million, or $0.35 per share(1)

•	Net increase in net assets resulting from operations of $12.4 million, or $0.51 per share

•	Invested $59.1 million in debt and equity securities, including four new portfolio companies

•	Received proceeds from repayments and realizations of $31.0 million

•	Paid special dividend of $0.04 per share and regular quarterly dividend of $0.39 per share on December 27, 2017

•	Net asset value (NAV) of $393.3 million, or $16.05 per share, as of December 31, 2017

Full Year 2017 Financial Highlights

•	Total investment income of $68.6 million

•	Net investment income of $33.7 million, or $1.43 per share

•	Adjusted net investment income of $35.7 million, or $1.52 per share(1)

•	Net increase in net assets resulting from operations of $44.0 million, or $1.87 per share

•	Invested $214.7 million in debt and equity securities, including 14 new portfolio companies

•	Received proceeds from repayments and realizations of $163.7 million

•	Paid regular dividends totaling $1.56 per share and a special dividend of $0.04 per share

•	Estimated spillover income (or taxable income in excess of distributions) as of December 31, 2017 of $10.4 million, or $0.43 per share

Management Commentary

“As expected, our fourth quarter remained active with investments and repayments continuing the trend seen over our first three quarters of 2017. For the full year, our portfolio generated net investment income of $33.7 million, a 26.7% increase versus the prior year, and we invested a record $214.7 million in debt and equity securities, including 14 new portfolio companies,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “As a result, we ended the year with investments in 60 active portfolio companies across 25 industries for a total portfolio fair market value of $596.3 million. Through an underwriting discipline that is focused on capital preservation and quality over quantity, our NAV per share grew for the third consecutive year. Holding to our strategy of selectively investing in high-quality companies that operate in industries we know well, generate strong free cash flow and have a positive long-term outlook served us well in 2017. We intend to stay the course in 2018.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Fourth Quarter 2017 Financial Results

For the three months ended December 31, 2017, total investment income was $17.1 million, a decrease of $(0.2) million, or 1.2%, from the $17.3 million of total investment income for the three months ended December 31, 2016. The decrease was attributable to a $(1.6) million decrease in dividend income due to decreased levels of distributions received from equity investments, a $(0.1) million decrease in fee income resulting from a lower level of investment activity, and partially offset by a $1.5 million increase in interest income resulting from higher average debt investment balances outstanding during the three months ended December 31, 2017 as compared to the same period in 2016.

For the three months ended December 31, 2017, total expenses, including income tax provision, were $9.4 million, a decrease of $(0.1) million or 1.1%, from the $9.5 million of total expenses, including income tax provision, for the three months ended December 31, 2016. Interest and financing expenses for the three months ended December 31, 2017 were $2.4 million, a decrease of $(0.3) million, or 11.1%, from the $2.7 million of interest and financing expenses for the same period in 2016. The base management fee increased $0.4 million, or 18.2%, to $2.6 million for the three months ended December 31, 2017 due to higher average total assets. The incentive fee for the three months ended December 31, 2017 was $3.1 million, a $(0.1) million, or 3.1%, decrease from the $3.2 million incentive fee for the three months ended December 31, 2016, which is comprised of a flat income incentive fee and a decrease in the capital gains incentive fee of $(0.1). The administrative service fee, professional fees and other general and administrative expenses totaled $1.1 million for the three months ended December 31, 2017, an increase of $0.1 million, or 10.0%, as compared to the same period in 2016.

Net investment income for the three months ended December 31, 2017 was $7.7 million, a decrease of $(0.1) million, or 1.3%, compared to net investment income of $7.8 million during the three months ended December 31, 2016, as a result of the $(0.2) million decrease in total investment income, partially offset by a $(0.1) million decrease in total expenses, including income tax provision.

For the three months ended December 31, 2017, the total net realized gain on investments was $5.6 million, as compared to total net realized (loss) on investments of $(8.1) million for the same period in 2016.

During the three months ended December 31, 2017, we recorded a net change in unrealized depreciation on investments of $(0.3) million attributable to (i) the reversal of net unrealized appreciation of $(4.3) million related to the exit, sale or restructuring of investments, resulting in unrealized depreciation, (ii) net unrealized depreciation of $(5.4) million on debt investments and (iii) net unrealized appreciation of $9.4 million on equity investments. During the three months ended December 31, 2016, we recorded a net change in unrealized appreciation on investments of $12.9 million attributable to (i) the reversal of net unrealized depreciation of $9.6 million related to the exit or sale of investments, resulting in unrealized appreciation, (ii) net unrealized depreciation of $(2.4) million on debt investments and (iii) net unrealized appreciation of $5.7 million on equity investments.

During the three months ended December 31, 2017, we recorded $0.6 million of income tax provision from realized gains on investments. During the three months ended December 31, 2016, we did not record any income tax provision from realized gains on investments.

As a result of these events, our net increase in net assets resulting from operations during the three months ended December 31, 2017 was $12.4 million, a decrease of $(0.2) million, or 1.6%, compared to a net increase in net assets resulting from operations of $12.6 million during the three months ended December 31, 2016.

Full Year 2017 Financial Results

For the year ended December 31, 2017, total investment income was $68.6 million, an increase of $8.4 million, or 14.0%, over the $60.2 million of total investment income for the year ended December 31, 2016. The increase was attributable to a $9.4 million increase in interest income resulting from higher average debt investment balances outstanding, $0.8 million increase in fee income resulting from a higher level of investment activity and amendments, partially offset by a $(1.8) million decrease in dividend income due to decreased levels of distributions received from equity investments during 2017 as compared to 2016.

For the year ended December 31, 2017, total expenses, including income tax provision, were $34.9 million, an increase of $1.3 million, or 3.9%, over the $33.6 million of total expenses, including income tax provisions, for the year ended December 31, 2016. Interest and financing expenses for the year ended December 31, 2017 were $9.9 million, a decrease of $(0.7) million or 6.6%, compared to $10.6 million for the year ended December 31, 2016 as a result of lower average balances of debt outstanding and lower weighted average interest rates during 2017 as compared to 2016. The base management fee increased $1.5 million, or 18.1%, to $9.8 million for the year ended December 31, 2017 due to higher average total assets during 2017 as compared to 2016. The incentive fee for the year ended December 31, 2017 was $11.0 million, a $0.6 million, or 5.8%, increase from the $10.4 million incentive fee for the year ended December 31, 2016, which was the result of an increase in the income incentive fee of $1.5 million, partially offset by a decrease in the accrual of the capital gains incentive fee of $(0.9) million during 2017 as compared to 2016. The administrative service fee, professional fees and other general and administrative expenses totaled $4.0 million for the year ended December 31, 2017, an increase of $0.1 million, or 2.6% as compared to 2016, attributable to an increase in professional fees.

Net investment income increased by $7.1 million, or 26.7%, to $33.7 million during fiscal 2017 as compared to fiscal 2016, as a result of the $8.4 million increase in total investment income compared to only a $1.3 million increase in total expenses, including income tax provision.

For the year ended December 31, 2017, the total net realized gain on investments was $18.0 million, as compared to total net realized (loss) on investments of $(13.8) million for the same period in 2016.

During the year ended December 31, 2017, we recorded a net change in unrealized depreciation on investments of $(5.5) million attributable to (i) the reversal of net unrealized appreciation of $(14.4) million related to the exit, sale or restructuring of investments, resulting in unrealized depreciation, (ii) net unrealized depreciation of $(14.2) million on debt investments and (iii) net unrealized appreciation of $23.1 million on equity investments. During the year ended December 31, 2016, we recorded a net change in unrealized appreciation on investments of $29.0 million attributable to (i) the reversal of net unrealized depreciation of $21.5 million related to the exit, sale or restructuring of investments, resulting in unrealized appreciation, (ii) net unrealized depreciation of $(10.3) million on debt investments and (iii) net unrealized appreciation of $17.8 million on equity investments.

During the years ended December 31, 2017 and 2016, we recorded $2.2 million and $0.2 million of income tax provision for realized gains on investments, respectively.

As a result of these events, our net increase in net assets resulting from operations during the year ended December 31, 2017 was $44.0 million, an increase of $2.4 million, or 5.8%, compared to a net increase in net assets resulting from operations of $41.6 million during the year ended December 31, 2016.

Portfolio and Investment Activities

As of December 31, 2017, the fair value of our investment portfolio totaled $596.3 million and consisted of 60 active portfolio companies and three portfolio companies that have sold their underlying operations. As of December 31, 2017, three debt investments bore interest at a variable rate, which represented $26.1 million of our portfolio on a fair value basis, and the remainder of our debt portfolio was comprised of fixed rate investments. Overall, the portfolio had net unrealized appreciation of $18.5 million as of December 31, 2017. As of December 31, 2017, our average active portfolio company investment at amortized cost was $9.6 million, which excludes investments in the three portfolio companies that have sold their underlying operations. The weighted average yield on debt investments as of December 31, 2017 was 13.0%. The weighted average yield of our debt investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our and our subsidiaries’ fees and expenses. The weighted average yield was computed using the effective interest rates for debt investments at cost as of December 31, 2017, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

Fourth quarter 2017 investment activity included the following new portfolio company investments:

•	Consolidated Infrastructure Group Holdings, LP, a premier provider of infrastructure services and solutions. Fidus invested $2.5 million in second lien debt and common equity.

•	Gurobi Optimization, LLC, a leading commercial provider of optimization software for use in prescriptive analytics applications. Fidus invested $21.5 million in subordinated debt and common equity.

•	The Kyjen Company, LLC (dba Outward Hound), a manufacturer and distributor of innovative dog & cat toys, games, gear, collars, and feeders. Fidus invested $15.3 million in second lien debt and common equity.

•	Mesa Line Services, LLC, a leading provider of outsourced electric utility infrastructure services in the Southwest United States. Fidus invested $9.6 million in second lien debt and common equity and made a commitment for up to $4.0 million of additional second lien debt.

As of December 31, 2017, we had investments in two portfolio companies on non-accrual status, which had an aggregate cost and fair value of $18.7 million and $7.1 million, respectively.

Liquidity and Capital Resources

As of December 31, 2017, Fidus had $41.6 million in cash and cash equivalents. SBA debentures outstanding were $231.3 million and unfunded SBA commitments totaled $27.0 million as of December 31, 2017. Fidus had $11.5 million of borrowings outstanding on its senior secured revolving credit facility as of December 31, 2017. The weighted average interest rate on debt outstanding as of December 31, 2017 was 3.6%.

Subsequent Events

On January 3, 2018, we invested $19.5 million in subordinated debt and common equity of AVC Investors, LLC (dba Auveco), a provider of fasteners and autobody hardware to the automotive aftermarket and general industrial markets.

On January 5, 2018, we exited our debt investment in United Biologics, LLC. We received payment in full of $8.9 million on our second lien debt.

On January 8, 2018, we invested $11.0 million in second lien debt and common equity of SpendMend LLC, a leading provider of spend visibility and audit recovery services to the healthcare industry.

On January 25, 2018, we exited our debt investment in Comprehensive Logistics Co., Inc. We received payment in full of $16.4 million on our subordinated debt, which includes a prepayment penalty.

On February 2, 2018, we closed the public offering of approximately $43.5 million in aggregate principal amount of our 5.875% notes due 2023, or the “Notes.” On February 22, 2018, the underwriters exercised their option to purchase an additional $6.5 million in aggregate principal of the Notes. The total net proceeds to us from the Notes, including the exercise of the underwriters’ option, after deducting underwriting discounts of approximately $1.5 million and estimated offering expenses of $0.4 million, were approximately $48.1 million. The Notes are listed on the NASDAQ Global Select Market under the trading symbol “FDUSL.”

On February 27, 2018, we invested $10.5 million in second lien debt and common equity of B&B Roadway and Security Solutions, LLC, a leading manufacturer of traffic control and perimeter security solutions.

On February 28, 2018, we repaid $43.8 million of SBA debentures with a weighted average interest rate of 4.9% which would have matured on dates ranging from March 1, 2019 to September 1, 2021.

First Quarter 2018 Dividend of $0.39 Per Share Declared

On February 13, 2018, the Company’s Board of Directors declared a regular quarterly dividend of $0.39 per share for the first quarter of 2018, payable on March 23, 2018 to stockholders of record as of March 9, 2018.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2018 taxable income, as well as the tax attributes for 2018 dividends, will be made after the close of the 2018 tax year. The final tax attributes for 2018 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter 2017 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, March 2, 2018. To participate in the conference call, please dial ((877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID #3894028.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on March 2, 2018 until 11:59pm ET on March 7, 2018 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID #3894028. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	December 31, 2017	December 31, 2016
ASSETS
Investments, at fair value
Control investments (cost: $6,294 and $0, respectively)	$4,723	$—
Affiliate investments (cost: $91,361 and $113,995, respectively)	123,011	132,013
Non-control/non-affiliate investments (cost: $480,139 and $386,519, respectively)	468,574	392,441

Total investments, at fair value (cost: $577,794 and $500,514, respectively)	596,308	524,454
Cash and cash equivalents	41,572	57,083
Interest receivable	7,411	4,407
Prepaid expenses and other assets	972	798

Total assets	$646,263	$586,742

LIABILITIES
SBA debentures, net of deferred financing costs	$226,660	$219,901
Borrowings under Credit Facility, net of deferred financing costs	11,175	(462)
Accrued interest and fees payable	2,712	3,122
Management and incentive fees payable – due to affiliate	11,217	8,830
Administration fee payable and other – due to affiliate	562	570
Taxes payable	500	555
Accounts payable and other liabilities	164	441

Total liabilities	252,990	232,957

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,507,940 and 22,446,076 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively)	24	22
Additional paid-in capital	370,545	340,101
Undistributed net investment income	5,687	9,626
Accumulated net realized (loss) on investments, net of taxes and distributions	(2,001)	(19,908)
Accumulated net unrealized appreciation on investments	19,018	23,944

Total net assets	393,273	353,785

Total liabilities and net assets	$646,263	$586,742

Net asset value per common share	$16.05	$15.76

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations

(in thousands, except shares and per share data)

	Three Months Ended December 31, (unaudited)		Years Ended December 31,
	2017	2016	2017	2016
Investment Income:
Interest income
Control investments	$56	$—	$56	$—
Affiliate investments	1,954	2,532	9,173	10,038
Non-control/non-affiliate investments	11,936	9,929	45,871	37,491

Total interest income	13,946	12,461	55,100	47,529
Payment-in-kind interest income
Control investments	152	—	152	—
Affiliate investments	444	397	1,834	974
Non-control/non-affiliate investments	1,261	1,439	5,053	4,244

Total payment-in-kind interest income	1,857	1,836	7,039	5,218
Dividend income
Affiliate investments	27	910	898	1,767
Non-control/non-affiliate investments	129	827	964	1,890

Total dividend income	156	1,737	1,862	3,657
Fee income
Affiliate investments	152	60	378	339
Non-control/non-affiliate investments	916	1,155	4,085	3,354

Total fee income	1,068	1,215	4,463	3,693
Interest on idle funds and other income	41	26	151	132

Total investment income	17,068	17,275	68,615	60,229

Expenses:
Interest and financing expenses	2,417	2,692	9,893	10,594
Base management fee	2,586	2,211	9,788	8,254
Incentive fee	3,098	3,157	10,968	10,369
Administrative service expenses	419	378	1,428	1,422
Professional fees	429	376	1,433	1,337
Other general and administrative expenses	241	264	1,208	1,227

Total expenses	9,190	9,078	34,718	33,203

Net investment income before income taxes	7,878	8,197	33,897	27,026
Income tax provision	191	356	220	425

Net investment income	7,687	7,841	33,677	26,601

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	—	(12,041)
Affiliate investments	4,481	255	4,460	713
Non-control/non-affiliate investments	1,074	(8,392)	13,444	(2,507)
Net change in unrealized appreciation (depreciation):
Control investments	(1,571)	—	(1,571)	11,423
Affiliate investments	8,088	3,926	13,632	12,105
Non-control/non-affiliate investments	(6,810)	9,013	(17,487)	5,481
Income tax provision from realized gains on investments	(542)	—	(2,204)	(205)

	Three Months Ended December 31, (unaudited)		Years Ended December 31,
	2017	2016	2017	2016
Net gain on investments	4,720	4,802	10,274	14,969

Net increase in net assets resulting from operations	$12,407	12,643	$43,951	$41,570
Per common share data:
Net investment income per share-basic and diluted	$0.31	$0.39	$1.43	$1.45

Net increase in net assets resulting from operations per share — basic and diluted	$0.51	$0.62	$1.87	$2.27

Dividends declared per share	$0.43	$0.43	$1.60	$1.60

Weighted average number of shares outstanding — basic and diluted	24,493,535	20,270,738	23,527,188	18,283,715

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months and years ended December 31, 2017 and 2016.

	($ in thousands) Three months ended December 31, (unaudited)		($ in thousands) Years ended December 31, (unaudited)
	2017	2016	2017	2016
Net investment income	$7,687	$7,841	$33,677	$26,601
Capital gains incentive fee expense	944	960	2,055	2,994

Adjusted net investment income (1)	$8,631	$8,801	$35,732	$29,595

	(Per share) Three months ended December 31, (unaudited)		(Per share) Years ended December 31, (unaudited)
	2017	2016	2017	2016
Net investment income	$0.31	$0.39	$1.43	$1.45
Capital gains incentive fee expense	0.04	0.05	0.09	0.16

Adjusted net investment income (1)	$0.35	$0.43	$1.52	$1.62

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact: Shelby E. Sherard Chief Financial Officer Fidus Investment Corporation (847) 859-3940	Investor Relations Contact: Jody Burfening LHA (212) 838-3777 jburfening@lhai.com